UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 27, 2013

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2013, Dolby Laboratories, Inc., a California corporation and a wholly-owned subsidiary of the registrant (the “Company”), entered into lease amendments with Dolby Properties, LLC, a California limited liability company (“Dolby Properties”), to extend the term of the registrant’s lease of office space at 999 Brannan Street, San Francisco, California (the “Premises”). Entities affiliated with Ray Dolby, the registrant’s founder and principal stockholder, have a 62.5% financial interest in Dolby Properties, the owner of the Premises. The registrant has the remaining 37.5% financial interest in Dolby Properties.

The lease amendments extend the term of the registrant’s lease of the Premises from June 30, 2013 (as to approximately 106,760 square feet) and September 30, 2013 (as to approximately 15,167 square feet) to December 31, 2014. The lease amendments provide for a base rent of $50.00 per square foot per year (net of janitorial expenses), or $8,954,937.47 in the aggregate over the duration of the extended term.

In addition, the lease amendments provide for two successive options to renew for three months each, or six months in the aggregate, through June 30, 2015, with prior written notice provided to Dolby Properties at least six months prior to the commencement of a renewal term, at a base rent of $50.00 per square foot per year (net of janitorial expenses), or $3,048,175 in the aggregate over the duration of the two optional renewal terms. The lease amendments also provide that the Company may terminate early its lease of the Premises, effective September 30, 2014, with prior written notice provided to Dolby Properties no later than March 31, 2014.

The material terms of the lease amendments were reviewed and approved by the Audit Committee of the registrant’s board of directors in accordance with the registrant’s Related Person Transaction Policy and Procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ ANDY SHERMAN
Andy Sherman
Executive Vice President, General Counsel and Secretary

Date: June 28, 2013